Exhibit 99.2

NEWS R E L E A S E

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Corporation’s Proposed Acquisition of

Physiotherapy Associates Holdings, Inc. Receives Antitrust Clearance

MECHANICSBURG, PENNSYLVANIA — February 16, 2016 — Select Medical Holdings Corporation (“Select Holdings”) (NYSE: SEM) today announced that the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, as amended, applicable to the acquisition of Physiotherapy Associates Holdings, Inc. (“Physiotherapy”) by Select Medical Corporation (“Select”), a wholly-owned subsidiary of Select Holdings.

As previously announced, Select has signed a definitive Merger Agreement to acquire Physiotherapy for $400.0 million in cash, subject to certain adjustments in accordance with the terms set forth in the Merger Agreement.  The early termination of the HSR waiting period satisfies one of the conditions to the closing of the merger.  The transaction, which is expected to close in the first half of 2016, remains subject to the other closing conditions set forth in the Merger Agreement.

Select is one of the largest operators of specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities.  On June 1, 2015, a joint venture created by Select and WCAS consummated the acquisition of Concentra, which provides occupational health, consumer health, physical therapy, and veteran’s healthcare services throughout the United States.  As of December 31, 2015, Select operated 109 long term acute care hospitals and 18 acute medical rehabilitation hospitals in 28 states, and 1,038 outpatient rehabilitation clinics in 31 states and the District of Columbia.  Select’s contract therapy business provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools, and work sites.  Concentra operated 300 centers in 38 states.  Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics.  Select had operations in 46 states and the District of Columbia. Information about Select is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These statements are based on current information and belief, and are not guarantees of future performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K and subsequent Forms 10-Q.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.  You should not place undue reliance on our forward-looking statements.  Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation